Exhibit 99.1

PublicSquare Congratulates Former Board Member Kelly Loeffler on Confirmation as Administrator of the Small Business Administration

WEST PALM BEACH, Fla., February 21, 2025--(BUSINESS WIRE)--PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSquare,” or the “Company”), today congratulated former board member Kelly Loeffler on her confirmation as Administrator of the Small Business Administration (SBA). Ms. Loeffler was confirmed to her new role by the United States Senate. Per the Company’s Corporate Governance Principles, upon her confirmation, Ms. Loeffler submitted her resignation as a member of the Board, effective immediately.

Michael Seifert, Chairman & CEO of PublicSquare, commented, “We could not be more enthusiastic about Kelly’s confirmation by the Senate to lead the Small Business Administration. President Trump spoke clearly when he nominated Kelly for this role. Small businesses, much like the merchants on PublicSquare, are part of the cornerstone of the success for the second Trump administration, which is focusing on unleashing opportunities for these businesses to grow, innovate, and thrive. Kelly will bring her pro-freedom track record from her time in the United States Senate and her intentional focus on her local community to this essential role in the Trump administration. PublicSquare, as the leading Marketplace focused on empowering liberty-minded small businesses, we know first-hand that these business owners and the communities who support them are the backbone of the economy. I am certain from our time working together that Kelly shares these convictions. With her leadership strength, notable accomplishments as an entrepreneur, and passion for protecting the American dream for small business owners, ‘Main Street’ America should feel a great deal of confidence knowing that they will have an experienced fighter on their side. We are excited to see Kelly lead the charge in helping the Trump Administration advocate for small businesses and everyday Americans, and wish her nothing but success in this new endeavor.”

About PublicSquare

PublicSquare is a technology-enabled marketplace and payments ecosystem serving consumers and merchants who value life, family, and liberty. PublicSquare operates three divisions: Marketplace, Financial Technology, and Brands. The primary mission of the Marketplace is to help consumers “shop their values” and put purpose behind their purchases. PublicSquare leverages data and insights from the Marketplace to assess its customers’ needs and provide wholly-owned quality financial products and brands. PublicSquare’s Financial Technology division comprises Credova, a consumer finance company, and PSQ Payments, a “cancel-proof” payments company. PublicSquare’s Brands division comprises EveryLife, a premium D2C life-affirming baby products company. Visit publicsquare.com to learn more.

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